EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Net Income of $2.3 Million, or $0.21 Per Diluted Share, in Second Quarter 2008, and Total Assets of $1.58 Billion

HOUSTON, July 24, 2008 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the results for the second quarter of 2008.

Second Quarter Highlights

 * Net income of $2.3 million for the second quarter of 2008 was down $805,000 or 26.2% compared with $3.1 million for the same quarter in 2007, but was $33,000 or 1.5% higher than the first quarter of 2008.
 * Diluted earnings per share for second quarter of 2008 were $0.21 compared with $0.28 for the second quarter of 2007, but were the same as the first quarter of 2008.
 * Net nonperforming assets to total assets at June 30, 2008 of
   0.54% were the same as the first quarter of 2008 but slightly higher than 0.46% at December 31, 2007.
 * A non-cash impairment charge of $1.5 million pre-tax was
   recognized as a result of an other-than-temporary impairment in the value of the $14.2 million investment in the AMF Ultra Short
   Mortgage Fund.
 * Net gains from the sales of other real estate, loans, and securities of $707,000 were recognized.
 * Total loans increased to $1.31 billion at June 30, 2008,
   representing a 9.1% increase from December 31, 2007, and a 21.4%
   increase compared with June 30, 2007.
 * Total deposits increased to $1.24 billion at June 30, 2008, representing a 4.3% increase from December 31, 2007, and a 3.2%
   increase compared with June 30, 2007.
 * New branch in Garland, Texas opened in the second quarter of
   2008.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "The results achieved by the management team during the second quarter of 2008 have slightly exceeded our target expectations in two primary areas, namely after-tax earnings and credit quality. After-tax earnings for the second quarter of 2008 improved modestly by $33,000 compared with the first quarter, in spite of the non-cash impairment charge of $1.5 million pre-tax. The impairment charge was partially offset by net gains of $707,000 from the sales of other real estate, loans and securities. Our net nonperforming assets to total assets remain unchanged at 0.54% for the first and second quarters of 2008. Net charge offs were $533,000 or 0.04% of total loans during the second quarter, with $292,000 related to charge-offs on loans originated in California. The other aspects of our business remain on track with our strategic plan. In general we are pleased with the Company's performance for the first half of a challenging year."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended June 30, 2008 was $14.5 million, up approximately $252,000 or 1.8% compared with $14.2 million for the same period in 2007. Net interest income before the provision for loan losses for the six months ended June 30, 2008 was $28.5 million, up approximately $611,000 or 2.2% compared with $27.9 million for the same period in 2007. The increase in net interest income for both the three and six months ended June 30, 2008 was due primarily to increased loan volume, partially offset by lower yields. Interest rate cuts by the Federal Reserve resulted in a decrease in all yields and costs for the three and six months ended June 30, 2008 compared with the same period in 2007.

The net interest margin for the three months ended June 30, 2008 was 4.00%, down from 4.47% for the same period in 2007. For the three months ended June 30, 2008 compared with the same period in 2007, the yield on average earning assets decreased 127 basis points, and the cost of average earning assets decreased 80 basis points. The net interest margin for the six months ended June 30, 2008 was 4.04%, down from 4.54% for the same period in 2007. For the six months ended June 30, 2008 compared with the same period in 2007, the yield on average earning assets decreased 98 basis points, and the cost of average earning assets decreased 48 basis points.

Interest income for the three months ended June 30, 2008 was $24.6 million, down approximately $1.1 million or 4.2% compared with $25.7 million for the same period in 2007. Although loan volume increased, interest income for the three months ended June 30, 2008 declined as the result of lower loan yields. Average earning assets grew 14.0% during the second quarter of 2008 compared with the same period in 2007. Average total loans increased 25.2% to $1.29 billion in the second quarter of 2008 compared with $1.03 billion for the second quarter of 2007. The yield on average earning assets for the second quarter of 2008 was 6.80% compared with 8.07% for the second quarter of 2007.

Interest income for the six months ended June 30, 2008 was $49.7 million, up approximately $392,000 or 0.8% compared with $49.3 million for the same period in 2007. Average earning assets grew 14.5% during the six months ended June 30, 2008 compared with the same period in 2007. Average total loans increased 27.5% to $1.25 billion during the six months ended June 30, 2008 compared with $983.1 million for the same period of 2007. The yield on average earning assets for the six months ended June 30, 2008 was 7.06% compared with 8.04% for the same period of 2007.

Interest expense for the three months ended June 30, 2008 was $10.1 million, down approximately $1.4 million or 11.5% compared with $11.5 million for the same period in 2007, primarily due to lower cost of funds. Average interest-bearing deposits were $1.00 billion for the second quarter of 2008 compared with $960.9 million for the second quarter of 2007, an increase of 4.3%. The cost of interest-bearing deposits for the second quarter of 2008 was 3.51% compared with 4.45% for the second quarter of 2007.

Interest expense for the six months ended June 30, 2008 was $21.2 million, down approximately $219,000 or 1.0% compared with $21.4 million for the same period in 2007. Average interest-bearing deposits were $991.4 million for the six months ended June 30, 2008 compared with $916.7 million for the same period of 2007, an increase of 8.2%. The cost of interest-bearing deposits for the six months ended June 30, 2008 was 3.73% compared with 4.35% for the same period of 2007.

Noninterest income and expense

Noninterest income for the three months ended June 30, 2008 was $2.4 million, up $379,000 or 19.0% compared with the same period in 2007. Noninterest income for the six months ended June 30, 2008 was $4.5 million, up $842,000 or 23.0% compared with the same period in 2007. The increase for three and six months ended June 30, 2008 was primarily due to an increase in the cash value of bank owned life insurance, which is a component of other noninterest income, the net gain on sale of securities, and an increase in letter of credit commissions and fees.

Noninterest expense for the three months ended June 30, 2008 was $11.8 million, up approximately $912,000 or 8.4% compared with $10.9 million for the same period in 2007. Noninterest expense for the six months ended June 30, 2008 was $22.8 million, up approximately $1.7 million or 7.8% compared with $21.1 million for the same period in 2007. The increase for the three and six months ended June 30, 2008 was primarily the result of the $1.5 million other-than-temporary impairment charge on the AMF Ultra Short Mortgage Fund held in our investment securities portfolio, which was partially offset by the $389,000 net gain on sale of other real estate.

Salaries and benefits expense for the three months ended June 30, 2008 was $5.9 million, a decrease of $320,000 compared with $6.3 million for the same period in 2007 primarily due to decreases in employee health care benefits, bonus accrual, and salary expense due to a reduction in headcount in both Texas and California, partially offset by an increase in stock-based compensation expense.

Salaries and benefits expense for the six months ended June 30, 2008 was $12.4 million, an increase of $420,000 compared with $12.0 million for the same period in 2007 primarily due to increases in bonus accrual, stock-based compensation expense, and severance expenses.

Impairment Charge

A non-cash impairment charge of $1.5 million was recognized as a result of an other-than-temporary impairment in the value of the $14.2 million investment in the AMF Ultra Short Mortgage Fund (the "Fund"). In May 2008, the asset manager of the Fund advised the Company that it had activated the redemption in kind provisions. In July 2008, the Company redeemed its shares in the Fund for approximately $2.1 million in cash, with the remaining value of approximately $10.6 million distributed in the form of securities held by the Fund that equals the Company's respective interest in each of the underlying securities.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge offs/recoveries for the quarters indicated:

                             As of and for the three months ended
                            --------------------------------------
                            June 30,  March 31, Dec. 31,   June 30,
                              2008      2008      2007      2007
                            --------  --------  --------  --------
 Allowance for Loan Losses
 -------------------------
 Balance at beginning of
  quarter                   $ 14,588  $ 13,125  $ 12,865  $ 11,900
 Provision for loan losses
  for quarter                  1,465     1,584     1,372       468
 Net (charge offs)/
  recoveries for quarter        (533)     (121)   (1,112)      293
                            --------  --------  --------  --------
 Balance at end of quarter  $ 15,520  $ 14,588  $ 13,125  $ 12,661
                            ========  ========  ========  ========

 Allowance for loan losses
  to total loans                1.18%     1.17%     1.09%     1.17%
 Net (charge-offs)/
  recoveries to total loans    (0.04%)   (0.01%)   (0.09%)    0.03%

The provision for loan losses for the three months ended June 30, 2008 was $1.5 million, an increase of $997,000 compared with $468,000 for the same period in 2007. The increase was primarily due to loan growth and to increase the allowance for loan losses following recent charge-offs. The allowance for loan losses as a percent of total loans was 1.18% at June 30, 2008, up compared with 1.17% at June 30, 2007 and 1.09% at December 31, 2007.

Net charge-offs for the three months ended June 30, 2008 were $533,000 or 0.04% of total loans compared with net recoveries of $293,000 for the three months ended June 30, 2007. The second quarter 2008 net charge-offs were primarily the result of a $292,000 charge-off of a commercial loan in California and a $210,000 charge-off of a real estate loan in Texas.

Asset Quality

The following table summarizes nonperforming assets for the quarters indicated:

                                     As of      As of      As of
                                    June 30,   March 31,  Dec. 31,
                                      2008       2008       2007
                                    --------   --------   --------
                                         (dollars in thousands)
 Nonperforming Assets
 --------------------
 Nonaccrual loans                   $  7,696   $  9,264   $  6,336
 Accruing loans 90 days or more
  past due                               801        131      1,284
 Other real estate ("ORE")             2,230      1,264      1,474
                                    --------   --------   --------
 Total nonperforming assets           10,727     10,659      9,094
 Less nonperforming loans
  guaranteed by the SBA,
  Ex-Im Bank, or the OCCGF            (2,255)    (2,467)    (2,309)
                                    --------   --------   --------
 Net nonperforming assets           $  8,472   $  8,192   $  6,785
                                    ========   ========   ========

 Net nonperforming assets to total
  assets                                0.54%      0.54%      0.46%

Total nonperforming assets increased $1.6 million to $10.7 million at June 30, 2008 from $9.1 million at December 31, 2007. On a linked-quarter basis, total nonperforming assets remained unchanged at $10.7 million at June 30, 2008.

On a linked-quarter basis, other real estate increased by approximately $966,000 compared with March 31, 2008. The increase was the result of the foreclosure of two loans secured by a $1.2 million property in Texas and a $1.0 million property in California, which was partially offset by the sale of two properties in Texas totaling $1.3 million.

Nonaccrual loans decreased $1.6 million from March 31, 2008 to June 30, 2008. The decrease was primarily due to the foreclosure of the two loans noted above, a related charge-off of $210,000 on the Texas property, and an $810,000 partial payoff on a California loan. The decrease however, was partially offset by the addition of two nonaccrual relationships in Texas totaling $1.7 million, and a $292,000 loan in California.

At June 30, 2008, total nonperforming assets consisted of $7.7 million in nonaccrual loans, $801,000 in accruing loans that were 90 days or more past due, and $2.2 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at June 30, 2008, were $8.5 million compared with $6.8 million at December 31, 2007. Approximately $4.2 million of the nonaccrual loans are collateralized by real estate, which represented 54.1% of total nonaccrual loans at June 30, 2008. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management conference call. On Friday, July 25, 2008, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the second quarter 2008 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of June 30, 2008, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; (7) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; and (8) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2007 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

The MetroCorp Bancshares Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2894

                      MetroCorp Bancshares, Inc.
                 (In thousands, except share amounts)
                              (Unaudited)

 Consolidated Balance Sheets
 ---------------------------                   June 30,    December 31,
                                                 2008          2007
                                              ----------    ----------
                      Assets
 Cash and due from banks                      $   32,190    $   28,889
 Federal funds sold and other investments         37,473        17,381
                                              ----------    ----------
      Total cash and cash equivalents             69,663        46,270
 Securities available-for-sale, at fair value    115,600       137,749
 Other investments                                 9,204         6,886
 Loans, net of allowance for loan losses
  of $15,520 and $13,125, respectively         1,296,045     1,188,786
 Accrued interest receivable                       6,054         6,462
 Premises and equipment, net                       8,223         8,795
 Goodwill                                         21,827        21,827
 Core deposit intangibles                            631           756
 Customers' liability on acceptances              11,813         5,967
 Foreclosed assets, net                            2,230         1,474
 Cash value of bank owned life insurance          26,400        25,737
 Other assets                                     10,788         8,997
                                              ----------    ----------
    Total assets                              $1,578,478    $1,459,706
                                              ==========    ==========
                  Liabilities and
               Shareholders' Equity
 Deposits:
    Noninterest-bearing                       $  224,935    $  209,223
    Interest-bearing                           1,017,766       981,820
                                              ----------    ----------
      Total deposits                           1,242,701     1,191,043
 Junior subordinated debentures                   36,083        36,083
 Subordinated debentures and other borrowings    156,598        99,796
 Accrued interest payable                          1,344         1,727
 Acceptances outstanding                          11,813         5,967
 Other liabilities                                 8,195         7,680
                                              ----------    ----------
    Total liabilities                          1,456,734     1,342,296
 Commitments and contingencies                        --            --
 Shareholders' Equity:
  Common stock, $1.00 par value,
   50,000,000 shares authorized;
   10,994,965 shares issued and
   10,851,496 shares and
   10,825,837 shares outstanding
   at June 30, 2008 and December
   31, 2007, respectively                         10,995        10,995
   Additional paid-in-capital                     27,832        27,386
   Retained earnings                              85,848        82,211
   Accumulated other comprehensive loss             (949)         (786)
   Treasury stock, at cost                        (1,982)       (2,396)
                                              ----------    ----------
      Total shareholders' equity                 121,744       117,410
                                              ----------    ----------
      Total liabilities and
       shareholders' equity                   $1,578,478    $1,459,706
                                              ==========    ==========

 Nonperforming Assets and
  Asset Quality Ratios
 ------------------------
 Nonaccrual loans                             $    7,696    $    6,336
 Accruing loans 90 days or more past due             801         1,284
 Other real estate ("ORE")                         2,230         1,474
                                              ----------    ----------
 Total nonperforming assets                       10,727         9,094
 Less nonperforming loans guaranteed
  by the SBA, Ex-Im Bank, or the OCCGF            (2,255)       (2,309)
                                              ----------    ----------
 Net nonperforming assets                     $    8,472    $    6,785
                                              ==========    ==========

 Net nonperforming assets
  to total assets                                   0.54%         0.46%
 Net nonperforming assets
  to total loans and ORE                            0.64%         0.56%
 Allowance for loan losses
  to total loans                                    1.18%         1.09%
 Allowance for loan losses
  to net nonperforming loans                      248.64%       247.13%
 Total loans to total deposits                    105.54%       100.91%

                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                              (Unaudited)

                        For the three months      For the six months
                             ended June 30           ended June 30
                        ----------------------  ----------------------
                           2008         2007       2008        2007
                        ----------  ----------  ----------  ----------
 Average Balance Sheet
  Data
 ---------------------
 Total assets           $1,549,537  $1,350,510  $1,510,000  $1,306,274
 Securities                124,774     173,884     129,617     177,784
 Total loans             1,291,494   1,031,921   1,253,615     983,146
 Allowance for loan
  losses                   (15,065)    (12,490)    (14,499)    (12,068)
 Net loans               1,276,429   1,019,431   1,239,116     971,078
 Total interest-earning
  assets                 1,455,224   1,276,435   1,415,503   1,236,425
 Total deposits          1,221,175   1,163,947   1,200,961   1,119,339
 Other borrowings and
  junior subordinated
  debt                     186,219      57,831     167,950      60,291
 Total shareholders'
  equity                   122,208     111,675     120,934     109,919

 Income Statement Data
 ---------------------
 Interest income:
  Loans                 $   23,020  $   22,908  $   46,420  $   43,529
  Securities:
   Taxable                   1,276       1,768       2,648       3,632
   Tax-exempt                   64          76         137         161
  Federal funds sold and
   other short-term
   investments                 241         920         465       1,956
                        ----------  ----------  ----------  ----------
    Total interest income   24,601      25,672      49,670      49,278
 Interest expense:
  Time deposits              6,830       8,162      14,431      15,763
  Demand and savings
   deposits                  1,902       2,503       3,967       4,028
  Other borrowings           1,400         790       2,808       1,634
                        ----------  ----------  ----------  ----------
   Total interest
    expense                 10,132      11,455      21,206      21,425
 Net interest income        14,469      14,217      28,464      27,853
 Provision for loan
  losses                     1,465         468       3,049         605
                        ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  loan losses               13,004      13,749      25,415      27,248
 Noninterest income:
  Service fees               1,206       1,262       2,449       2,478
  Other loan-related fees      183         151         364         328
  Letters of credit
   commissions and fees        295         203         562         407
  Gain on sale of
   securities, net             124          --         148          --
  Gain on sale of loans,
   net                         194         251         245         251
  Other noninterest
   income                      376         132         739         201
                        ----------  ----------  ----------  ----------
    Total noninterest
     income                  2,378       1,999       4,507       3,665
 Noninterest expense:
  Salaries and employee
   benefits                  5,931       6,251      12,417      11,997
  Occupancy and equipment    1,982       2,042       3,941       4,012
  Foreclosed assets, net      (389)       (132)       (332)        (90)
  Impairment write-down on
   securities                1,540          --       1,540          --
  Other noninterest
   expense                   2,734       2,725       5,195       5,192
                        ----------  ----------  ----------  ----------
   Total noninterest
    expense                 11,798      10,886      22,761      21,111
 Income before provision
  for income taxes           3,584       4,862       7,161       9,802
 Provision for income
  taxes                      1,316       1,789       2,658       3,639
                        ----------  ----------  ----------  ----------
 Net income             $    2,268  $    3,073  $    4,503  $    6,163
                        ==========  ==========  ==========  ==========
 Per Share Data
 --------------
 Earnings per share
  - basic               $     0.21  $     0.28  $     0.42  $     0.56
 Earnings per share
  - diluted                   0.21        0.28        0.41        0.55
 Weighted average shares
  outstanding:
    Basic                   10,819      10,962      10,815      10,957
    Diluted                 10,899      11,171      10,900      11,167
 Dividends per common
  share                 $     0.04  $     0.04  $     0.08  $     0.08

 Performance Ratio Data
 ----------------------
 Return on average assets     0.59%       0.91%       0.60%       0.95%
 Return on average
  shareholders' equity        7.46%      11.04%       7.49%      11.31%
 Net interest margin          4.00%       4.47%       4.04%       4.54%
 Efficiency ratio (1)        60.89%      67.13%      64.36%      66.98%
 Equity to assets (average)   7.89%       8.27%       8.01%       8.41%

 (1) Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on available for sale securities, by net interest income plus noninerest income.

CONTACT: MetroCorp Bancshares, Inc., Houston
         George Lee, President & CEO
           (713) 776-3876, or
         David Choi, EVP/Chief Financial Officer
           (713) 776-3876